Exhibit 99.01
Press Release
www.shire.com

Director/PDMR Shareholding

August 19, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company announces the release on August 17, 2009 of Ordinary Shares (“Shares”) and American Depository Shares (“ADSs”) in Shire plc in connection with Performance Share Awards (“PSP Awards”) granted in 2006 under Part B of the Shire Portfolio Share Plan (the “Plan”) to Persons Discharging Managerial Responsibility (“PDMR”).

In accordance with the rules of the Plan, the following Shares/ADSs were released:

Name of PDMR	Type of security	Number of Shares/ADSs released	Number of Shares/ADSs sold to satisfy tax liabilities
Matthew Emmens (Director)	ADSs	93,207	38,016
Angus Russell (Director)	Shares	96,963	39,396
Tatjana May	Shares	34,542	14,035
Anita Graham	ADSs	11,514	4,485
Barbara Deptula	ADSs	13,546	4,467
Michael Cola	ADSs	14,223	5,540

The PSP Awards for Matthew Emmens and Angus Russell were subject to performance criteria measured over the performance period 2006 to 2009.  Based on the performance criteria, 99% of the PSP Awards vested.

All PDMRs sold sufficient Shares/ADSs, on August 18, 2009, at prices of £10.2983 and $51.1751 respectively, to satisfy tax liabilities as set out above.

This notification relates to disclosures made in accordance with 3.1.4(R) (1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX